Exhibit 99a




                                     FIRSTMARK CORP.

                                     Consolidated Financial Statements for
                                     the Years Ended June 30, 1996 (As Restated) and 1995 and Independent Auditors' Report

FIRSTMARK CORP.

TABLE OF CONTENTS
-------------------------------------------------------------------------------


                                                                            Page

INDEPENDENT AUDITORS' REPORT                                                1

FINANCIAL STATEMENTS FOR THE YEARS ENDED
     JUNE 30, 1996 AND 1995:

     Consolidated Balance Sheets (As Restated)                              2

     Consolidated Statements of Earnings                                    3

     Consolidated Statements of Stockholders' Equity (As Restated)          4

     Consolidated Statements of Cash Flows                                 5-6

     Notes to Consolidated Financial Statements (As Restated)             7-25

INDEPENDENT AUDITORS' REPORT


To the Board of Directors
Firstmark Corp.


We have audited the consolidated balance sheet of Firstmark Corp. and subsidiaries as of June 30, 1996, and the related consolidated statements of earnings, stockholders' equity, and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit. The financial statements of the Company for the year ended June 30, 1995 were audited by other auditors whose report, dated September 11, 1995, expressed an unqualified opinion on those statements and included an explanatory paragraph that described the issues involving the valuation of certain investments, as discussed in Note 3 to the financial statements.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company at June 30, 1996, and the results of its operations and its cash flows for the year then ended in conformity with generally accepted accounting principles.

As discussed in Note 18, the accompanying financial statements have been restated.



DELOITTE & TOUCHE LLP
Richmond, Virginia
September 9, 1996
(January 15, 1997 as to Note 18)

FIRSTMARK CORP.

CONSOLIDATED BALANCE SHEETS
JUNE 30, 1996 (As Restated) AND 1995
-------------------------------------------------------------------------------


ASSETS                                                                 1996             1995

Cash and cash equivalents                                     $      1,707,327    $    1,622,016

Receivables:
    Receivables - trade, net                                         1,065,469           190,986
    Receivables - related parties                                       53,116           424,169
                                                                --------------     -------------

                           Total receivables                         1,118,585           615,155

Notes receivables:
    Notes receivables, net                                             219,743           268,134
    Notes receivables - related parties                                209,935           310,338
                                                                --------------     -------------

                           Total notes receivables                     429,678           578,472

Income taxes receivables                                               436,910                 -

Investments:
    Marketable securities                                            3,742,382         1,242,101
    Venture capital investments, net                                 2,026,176         1,574,789
    Real estate and other investments                                1,611,455         1,226,585
                                                                --------------     -------------

                           Total investments                         7,380,013         4,043,475

Title plants                                                         3,544,243                 -
Property, plant and equipment, net                                   1,130,572           156,561
Excess of cost over fair value                                       1,111,777           114,384
Deferred tax asset                                                     829,591            80,000
Other assets                                                           263,361           118,050
                                                                --------------     -------------

TOTAL ASSETS                                                    $   17,952,057     $   7,328,113
                                                                ==============     =============


See notes to consolidated financial statements.



-------------------------------------------------------------------------------



                  LIABILITIES AND STOCKHOLDERS' EQUITY                                                  1996             1995

                  LIABILITIES:
                     Accounts payable and other liabilities                                      $      422,120    $      237,830
                     Borrowed funds                                                                   1,885,561         1,035,000
                     Reserve for title policy claims                                                    944,754                 -
                     Income taxes payable                                                                     -            89,594
                     Deferred tax liability                                                             931,817                 -
                                                                                                  -------------    --------------

                                            Total liabilities                                         4,184,252         1,362,424
                                                                                                  -------------    --------------

                  MANDATORILY  REDEEMABLE  PREFERRED STOCK - Series B, $0.20 par
                     value - authorized 188,000 shares; issued 40,000 shares
                     (liquidation preference $8,000,000)                                              8,750,000                 -
                                                                                                  -------------    --------------
                  STOCKHOLDERS' EQUITY:
                     Preferred  stock,  Series A,  $0.20 par value -  authorized
                         250,000  shares;   issued  57,000  and  60,000  shares,
                         respectively,
                         (liquidation preference $2,280,000)                                             11,400            12,000
                     Common stock, $0.20 par value - authorized 5,000,000
                         shares; issued 2,271,044 and 2,196,040 shares, respectively                    454,209           439,209
                     Additional paid-in capital - preferred                                           2,162,889         2,283,789
                     Additional paid-in capital - common                                              3,393,992         3,106,201
                     Retained earnings (deficit)                                                       (234,852)          380,391
                     Treasury stock, at cost - 201,554 and 45,770 shares, respectively                 (818,773)         (193,898)
                     Net unrealized gain (loss) on marketable equity securities held for sale            48,940           (62,003)
                                                                                                  -------------    --------------
                                            Total stockholders' equity                                5,017,805         5,965,689
                                                                                                  -------------    --------------


                  TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                                     $   17,952,057    $    7,328,113
                                                                                                 ==============    ==============


FIRST MARK CORP.


CONSOLIDATED STATEMENTS OF EARNINGS
YEARS ENDED JUNE 30, 1996 AND 1995
-------------------------------------------------------------------------------


                                                                                            1996             1995

REVENUES:
    Commissions and fees                                                           $      1,729,389    $    1,665,078
    Title insurance (net of $1,121 of reinsurance ceded)                                    803,035                 -
    Investment gains                                                                        661,147           443,134
    Interest and dividends                                                                  177,144           176,474
    Other revenues                                                                           28,185           769,767
                                                                                   ----------------    --------------

                           Total revenues                                                 3,398,900         3,054,453
                                                                                   ----------------    --------------

EXPENSES:
    Employee compensation and benefits                                                    1,950,887         1,225,135
    Write-offs of loans and investments                                                   1,249,347                 -
    General and administrative expenses                                                     869,676           969,947
    Interest expense                                                                         84,558            87,476
                                                                                   ----------------    --------------

                           Total expenses                                                 4,154,468         2,282,558
                                                                                   ----------------    --------------

Earnings (losses) before income taxes                                                      (755,568)          771,895

Income tax (benefit) expense                                                               (281,925)          304,000
                                                                                   ----------------    --------------

Net earnings (loss)                                                                        (473,643)          467,895

Preferred stock dividend                                                                    141,600           143,749
                                                                                   ----------------    --------------

Net earnings (loss) applicable to common shares                                    $       (615,243)   $      324,146
                                                                                   ================    ==============


Earnings (loss) per share                                                          $         (0.287)   $        0.145
                                                                                   ================    ==============


Weighted number of shares and equivalents outstanding                                     2,147,006         2,231,530
                                                                                   ================    ==============


See notes to consolidated financial statements.

FIRSTMARK CORP.


CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
YEARS ENDED JUNE 30, 1996 (As Restated) AND 1995
-------------------------------------------------------------------------------



                                                                           Additional                     Additional
                                                                             Paid-In       Preferred        Paid-In
                                                             Common          Capital        Stock,          Capital
                                                              Stock          Common        Series A        Preferred

BALANCE, JULY 1, 1994                                      $  439,209     $ 3,106,201     $ 10,250        $ 1,965,914

     Treasury stock purchased                                       -               -            -                  -

     Preferred stock sold                                           -               -        1,750            317,875

     Net earnings                                                   -               -            -                  -

     Preferred dividends paid                                       -               -            -                  -

     Change in valuation of securities                              -               -            -                  -
                                                           ----------     -----------     --------        -----------

BALANCE, JUNE 30, 1995                                        439,209       3,106,201       12,000          2,283,789

     Common stock issued                                       15,000         287,791            -                  -

     Preferred dividends paid                                       -               -            -                  -

     Preferred stock redeemed                                       -               -         (600)          (120,900)

     Treasury stock purchased                                       -               -            -                  -

     Net loss                                                       -               -            -                  -

     Change in valuation of securities
                                                           ----------     -----------     --------        -----------

BALANCE, JUNE 30, 1996                                     $  454,209     $ 3,393,992     $ 11,400        $ 2,162,889
                                                           ==========     ===========     ========        ===========



See notes to consolidated financial statements.


                                                                                            Net
                                                                                        Unrealized
                                                                                        Gain (Loss)
                                                       Retained                        on Securities
                                                       Earnings        Treasury          Available
                                                       (Deficit)         Stock           For Sale

BALANCE, JULY 1, 1994                                $   56,245       $  (26,172)        $(32,229)

     Treasury stock purchased                                           (167,726)               -

     Preferred stock sold                                     -                -                -

     Net earnings                                       467,895                -                -

     Preferred dividends paid                          (143,749)               -                -

     Change in valuation of securities                        -                -          (29,774)
                                                     ----------       ----------         --------

BALANCE, JUNE 30, 1995                                  380,391         (193,898)         (62,003)

     Common stock issued                                      -                -                -

     Preferred dividends paid                          (141,600)               -

     Preferred stock redeemed                                 -                -                -

     Treasury stock purchased                                 -         (624,875)               -

     Net loss                                          (473,643)               -                -

     Change in valuation of securities                                                    110,943
                                                     ----------       ----------         --------

BALANCE, JUNE 30, 1996                               $ (234,852)      $ (818,773)        $ 48,940
                                                     ==========       ==========         ========





See notes to consolidated financial statements.

FIRSTMARK CORP.


CONSOLIDATED STATEMENTS OF CASH FLOWS
YEARS ENDED JUNE 30, 1996 AND 1995
-------------------------------------------------------------------------------


                                                                                            1996             1995

OPERATING ACTIVITIES:
    Net income (loss)                                                                 $    (473,643)    $     467,895
    Adjustments to reconcile net income (loss)
       to net cash provided by operating activities:
       Deferred income taxes                                                               (276,283)           96,000
       Depreciation and amortization                                                         85,659            66,768
       Write-down of investments                                                          1,271,569                 -
       Depletion of timberland                                                                    -           445,687
       Commissions paid in stock                                                             33,743                 -
       Gain on sale of property                                                             (21,065)                -
       Gain on sale of investments                                                           (2,408)                -
       Loss realized on available-for-sale securities                                        12,952                 -
       Fee received in stock                                                               (145,550)         (125,000)
       Gain on settlement of Unitel spin off                                               (587,365)                -
       Issuance of stock for services                                                       211,539                 -
       Net decrease in notes receivable                                                      96,848           226,946
       Net decrease in notes receivable from related parties                                 51,946           106,710
       Net change in marketable trading securities                                          160,682          (899,903)
       Changes in current assets and liabilities:
          Decrease (increase) in:
              Accounts receivable                                                            96,150           (23,168)
              Accrued interest receivable                                                   (30,468)                -
              Prepaid expenses and other current assets                                       6,088           (22,614)
              Advances to related parties                                                   371,053          (319,175)
              Refundable income taxes                                                      (233,611)                -
          Increase (decrease) in:
              Accounts payable                                                             (107,823)          126,643
              Accrued expenses                                                                7,477           (44,300)
              Reserve for policy claims                                                     (27,078)                -
              Income taxes payable                                                          (89,594)          (12,850)
                                                                                      -------------     -------------

                           Net cash provided by operating activities                        410,818            89,639
                                                                                      -------------     -------------


                                                                    (Continued)

FIRSTMARK CORP.


CONSOLIDATED STATEMENTS OF CASH FLOWS (Continued)
YEARS ENDED JUNE 30, 1996 AND 1995
-------------------------------------------------------------------------------


                                                                                            1996             1995
INVESTING ACTIVITIES:
    Acquisition of business, net of cash acquired                                         1,012,322                 -
    Acquisition costs                                                                       (28,998)                -
    Proceeds from sale of real estate                                                        (9,301)         (144,217)
    Increase in numismatic and stamp investments                                                              (50,701)
    Additions to other investments                                                       (1,726,626)         (440,481)
    Securities held for investments                                                               -          (195,531)
    Proceeds from sale of property, plant and equipment                                     (21,908)                -
    Purchase of property, plant and equipment                                               (25,827)           (8,104)
    Proceeds from available-for-sale securities                                           1,104,494                 -
    Purchase of available-for-sale securities                                              (250,019)                -
                                                                                      -------------     -------------

                           Net cash provided (used) by investing activities                  54,137          (839,034)
                                                                                      -------------     -------------

FINANCING ACTIVITIES:
    Issuance (purchase) of preferred stock                                                 (121,500)          825,875
    Payments on other liabilities                                                           (41,003)          (61,908)
    Repayment of convertible notes                                                                -          (112,500)
    Proceeds from lease buy-back                                                            158,084                 -
    Purchase of treasury stock                                                             (233,625)         (167,726)
    Preferred stock dividends                                                              (141,600)         (143,749)
                                                                                      -------------     -------------

                           Net cash provided (used) by
                              financing activities                                         (379,644)          339,992
                                                                                      -------------     -------------

NET INCREASE (DECREASE) IN CASH AND
    CASH EQUIVALENTS                                                                         85,311          (409,403)

CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR                                              1,622,016         2,031,419
                                                                                      -------------     -------------

CASH AND CASH EQUIVALENTS, END OF YEAR                                                $   1,707,327     $   1,622,016
                                                                                      =============     =============


See notes to consolidated financial statements.

FIRSTMARK CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED JUNE 30, 1996 AND 1995 (As Restated)
-------------------------------------------------------------------------------


1.    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

      Nature of Operations - Firstmark Corp. ("the Company") and it subsidiaries, based in Waterville, Maine, are engaged in venture capital, consulting services and title insurance. The Company invests its capital in and provides bridge loans to emerging growth or start up companies, and provides financial consulting services to individuals, institutions, and corporations. The Company also issues title insurance policies through branch offices and independent agencies in Mid-Atlantic states of the United States. The majority of the Company's title insurance business is concentrated in Virginia.

      Management Estimates - The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

      Principles of Consolidation - The consolidated financial statements include the accounts of the Company, all wholly-owned and majority-owned subsidiaries. Investments in companies in which ownership interest range from 20 to 50 percent, and the Company exercises significant influence over operating and financial policies, are accounted for using the equity method. Other investments are accounted for using the cost method. All significant intercompany accounts and transaction have been eliminated.

      Debt and Equity Securities - All marketable securities held for trading or available-for-sale are stated at market value at the balance sheet date, and securities held to maturity are stated at cost. Securities are classified as trading, held for sale, or held to maturity based on management's intent at the time they are purchased. The excess of cost over market for securities available for sale not considered to be permanently impaired is shown as a component of stockholders' equity on the balance sheet, net of taxes. Gains or losses realized upon sale, unrealized gains or losses on trading securities, and write-down necessitated by permanent impairment are reflected in income. The cost of the securities sold is based on the specific identification of each security held at the time of sale.

      Real Estate and Timber Investments - Investment real estate is stated at the lower of cost or estimated net realizable value less cost of disposal. Sales of units of a real estate development project are recorded when the buyer's down payment is sufficient, collectibility of the receivable is reasonably assured, and the Company has completed substantially all development related to the property sold. Sales not meeting this criteria are recorded using the installment method. Costs of individual units sold are determined by allocating total costs based on the relative fair value of the units. Timberland is stated at cost less depletion on harvested timber.

      Other Investments - Numismatic and stamp investments are carried at the lower of cost or market. Other investments are carried at cost, unless evidence indicates a loss has been incurred, at which time the investments are marked to their net realizable value.

      Title Plants - Title plants consist of title records relating to particular regions and are stated at cost. The costs of acquired title plants and building of new title plants, prior to the time the plants are put into operation, are capitalized. Expenses such as salaries and supplies associated with current maintenance are charged to expense in the year incurred. The cost of title plants is not being amortized because there is no diminution in their value.

      Property and Equipment - Property and equipment are stated at cost, less accumulated depreciation. Depreciation is charged to expense over the estimated useful lives of the assets and is computed using the straight-line method for financial reporting purposes. Depreciation for tax purposes is computed based upon accelerated methods. The costs of major renewals or improvements are capitalized while the costs of ordinary maintenance and repairs are charged to expense as incurred.

      Intangible Assets - Goodwill represents the excess of purchase price over net assets acquired, and is being amortized on a straight line basis over 5 to 20 years from the date of acquisition. The Company periodically evaluates goodwill for impairment. In completing this evaluation, the Company compares its best estimate of future cash flows with the carrying value of goodwill. Other intangibles consist of debt issuance cost, related to the issuance of the convertible notes payable, and are being amortized over the five year life of the notes.

      Other Real Estate Owned - Assets acquired in settlement of claims are carried at estimated realizable value. Adjustments to reported estimated realizable values and realized gains and losses on dispositions are recorded as increases or decreases in income.

      Reserve for Loan Losses - An allowance is maintained for losses on loans. Loan losses, net of recoveries on loans previously charged off, are charged to the allowance. The allowance for loan losses is based upon management's periodic evaluation of the portfolio with consideration given to the overall loss experience, delinquency data, financial condition of the borrowers, and such other factors that, in management's judgment, warrant recognition in providing an adequate allowance.

      Effective July 1, 1995, the Company adopted the provisions of Statement of Financial Accounting Standards ("SFAS") No. 114, "Accounting by Creditors for Impairment of a Loan," as amended by SFAS No. 118, which requires that an impaired loan be measured based on the present value of expected future cash flows discounted at the loan's effective interest rate or, as a practical expedient, at the loan's observable market price or the fair value of collateral if the loan is collateral dependent. A loan is considered impaired when it is probable that a creditor will be unable to collect all interest and principal payments as scheduled in the loan agreement. The Company records interest receipts on impaired loans as interest income only when the ultimate collectibility of the principal is not in doubt. A valuation allowance is maintained to the extent that the measure of the impaired loans is less than the recorded investment.

      Revenue Recognition - Title insurance premiums are recognized as income when policies are issued or liabilities are incurred under title commitments, whichever occurs first. An allowance for credits is provided for unearned premiums.

      Commission Revenues and Expenses - The Company records commission revenues and expenses on the sale of life insurance policies or annuities when the sale is complete and the customer has accepted delivery of the product. Brokerage commissions are recorded as customer security transactions are completed. All customer transactions are executed through correspondent brokers, National Financial Services Corporation, a subsidiary of Fidelity Investments, and Cantella and Company, which carry and clear all customer accounts on a fully-disclosed basis. The brokerage subsidiary is a member of the National Association of Securities Dealers and the Securities Investor Protection Corporation.

      Reserve for Policy Claims - Liabilities for reported claims are based on management's estimate of the ultimate loss. Reserves for losses incurred but not reported (IBNR) are estimated based on the use of actuarial methods. Such liabilities are reviewed and updated by management, and any adjustments resulting therefrom are reflected in income currently. Actual results could differ from these estimates.

      Reinsurance - In the normal course of business, the Company seeks to limit its exposure to loss by, ceding reinsurance to other insurance companies or reinsurers, certain levels of risk in various areas of exposure. Amounts recoverable from reinsurers are estimated in a manner consistent with the reinsured policy.

      Escrow and Trust Deposits - As a service to its customers, the Company administers escrow and trust deposits representing undisbursed amounts received for settlements of mortgage loans and indemnities against specific title risks. These funds are not considered assets of the Company and therefore are excluded from the accompanying consolidated balance sheet.

      Income Taxes - The Company uses an asset and liability approach to financial accounting and reporting for income taxes. Deferred income tax assets and liabilities are computed annually for differences between the consolidated financial statement and tax basis of assets and liabilities that will result in taxable or deductible amounts in the future. The taxable or deductible amounts are based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. Income tax expense is the tax payable or refundable for the period plus or minus the change during the period in deferred tax assets and liabilities.

      Earnings Per Share - Earnings per share are computed by dividing net earnings, after reduction for preferred stock dividends, by the weighted average number of common shares and share equivalents assumed outstanding during the year. Earnings per share are equivalent to fully diluted earnings per share. Common share equivalents included in the computation represent shares issuable upon assumed exercise of stock options and warrants which would have a dilutive effect.

      Impact of  Recently  Issued  Accounting  Standards  - In March  1995,  the
      Financial Accounting Standards Board ("FASB") issued SFAS No. 121 "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of." This Statement establishes accounting standards for the impairment of long-lived assets, certain identifiable intangibles, and goodwill related to those assets to be held and used and for long-lived assets and certain identifiable intangibles to be disposed of. This Statement requires that long-lived assets and certain identifiable intangibles to be held and used by an entity be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. This Statement is effective for financial statements for fiscal years beginning after December 15, 1995. The implementation of this standard is not expected to have a significant impact on the Company's financial statements.

      In October 1995, the FASB issued SFAS No. 123, "Accounting for Stock-Based Compensation" ("SFAS No. 123"). SFAS No. 123 establishes financial accounting and reporting standards for stock-based employee compensation plans. The financial accounting standards of SFAS No. 123 permit companies to either continue accounting for stock-based compensation under existing rules or adopt SFAS No. 123 and begin reflecting the fair value of stock options and other forms of stock-based compensation in the results of operations as additional expense. The disclosure requirements of SFAS No. 123 require companies which elect not to record the fair value in the statement of operations to provide pro forma disclosures of net income and earnings per share in the notes to the consolidated financial statements as if the fair value of stock-based compensation had been recorded. The disclosure requirements of SFAS No. 123 are effective for financial statements for fiscal years beginning after December 15, 1995. The implementation of this standard will have no impact on the Company's financial statements since the Company currently has no stock option plan.

      Statement of Cash Flows - The statement of cash flows is presented using the indirect method which reconciles net income to net cash flows from operating activities. The Company's definition of cash and cash equivalents includes short-term, highly-liquid investments with maturities of three months or less at date of purchase.

      Reclassification - Certain reclassifications have been made to the accompanying statements to permit comparison. In particular, the cash flows statements have been modified to present real estate (except for timberland), investment securities, and other investments as investment activities.

2.    ACQUISITIONS

      Southern Capital Corp. - In June of 1996, Southern Capital Corp. ("SCC"), a Virginia corporation, was merged into Southern Capital Acquisition Corporation ("Southern Capital"), which was acquired by the Company. As part of the acquisition, the shareholders of SCC received 40,000 shares of the Company's Series B, cumulative, non-voting mandatorily redeemable preferred stock, par value $.20 per share. The mandatorily redeemable preferred stock is not convertible by the holders prior to June 30, 1998, but may be converted by the Company into not less than 2,000,000 shares of the Company's common stock, subject to adjustment if the price of the Company's stock is less than $4.00 per share at the time of conversion. If not converted by the Company sooner, the mandatorily redeemable preferred stock begins accruing dividends after January 1, 1997 and is redeemable at the option of the holders at a price of $200 per share after June 30, 1998. As long as any of the Series B mandatorily redeemable preferred stock is outstanding, the Company must set aside as a sinking fund for redemption of the mandatorily redeemable preferred stock, on or before April 1 of each year, commencing April 1, 1997, the sum of $1.0 million.

      The acquisition has been accounted for using the purchase method of accounting whereby the purchase cost was allocated to the fair value of assets acquired and liabilities assumed based on valuations and other studies performed as of the date of the acquisition. Accordingly, the operating results of the acquired companies have been included in consolidated operating results since the date of the acquisition. Combined goodwill resulting from the acquisition amounted to $992,928 and is being amortized over 20 years on a straight-line basis.

      The following unaudited pro forma information has been prepared assuming that the acquisition had taken place at the beginning of the respective periods. The pro forma information includes adjustments for the amortization of intangibles arising from the transaction and certain other adjustments for the adequacy of intangibles arising from the transactions and certain related income tax effects together with related income tax effects. The pro forma financial information does not purport to be indicative of what would have occurred had the acquisition been effected on the assumed dates.

                                                           Unaudited
                                                   1996                1995

           Revenues                          $   12,220,000     $    11,544,546
           Net Loss                          $     (734,000)    $      (142,252)
           Net Loss Per Common Share             $( .17)             $( .06)

      Prime Securities - In May 1994, the Company issued common stock valued at $100,750 in exchange for the property and equipment and $10,000 in cash of Prime Securities, a Portland, Maine brokerage firm. The excess of the purchase price over fair value of assets acquired, $29,048, was accounted for as goodwill and is being amortized over 15 years on a straight-line basis.

      Other - In October 1994, the Company purchased the right to service the clients of a former sales representative for a percentage of the commissions estimated to be generated. The purchase was recorded at $100,000, which is being paid as commissions are earned.


3.    INVESTMENTS

      The following is a summary of the Company's investments:

                                                                            1996                1995

           Marketable Securities:
               Trading                                                 $     386,470      $      932,153
               Available-for-Sale:
                  Common Stocks                                            1,179,376             309,948
                  Preferred Stocks                                           176,000                   -
               Held to Maturity:
                  Bonds and Notes                                          2,000,536                   -
                                                                       -------------      --------------

                           Total Marketable Securities                     3,742,382           1,242,101
                                                                       -------------      --------------

           Venture Capital Investments:
               Loans                                                         534,182              50,000
               Loan Participations                                           288,403             200,000
               Common Stocks                                                 682,800           1,324,789
               Preferred Stocks                                              225,000                   -
               Warrants                                                      106,750                   -
               Limited Partnerships                                          189,041                   -
                                                                       -------------      --------------

                           Total Venture Capital Investments               2,026,176           1,574,789
                                                                       -------------      --------------

           Real Estate Investments:
               Real estate owned                                           1,142,591             772,345
               Other real estate investments                                 408,954             394,330
                                                                       -------------      --------------

                           Total Real Estate Investments                   1,551,545           1,166,675
                                                                       -------------      --------------

           Other investments:
               Numismatic and Stamp Investments                               57,701              57,701
               Art Pieces                                                      2,209               2,209
                                                                       -------------      --------------

                           Total Other Investments                            59,910              59,910
                                                                       -------------      --------------

                           Total Real Estate and Other Investments         1,611,455           1,226,585
                                                                       -------------      --------------

           Total Investments                                           $   7,380,013      $    4,043,475
                                                                       =============      ==============

      Marketable Securities

      In 1995, the Company implemented SFAS No. 115 on accounting for investments in debt and equity securities. Accordingly, all investments in securities held for trading and available-for-sale are carried at market, and securities held to maturity are carried at amortized cost. Previously, securities were carried at the lower of cost or market, except for the securities of the brokerage subsidiary, which were carried at market. The effect of the change was to increase 1995 income before income taxes by $176,063, the amount of unrealized gains at the parent company on trading securities held at June 30, 1995.

      The following is a summary of gains and losses on marketable securities:

                                                       1996            1995
           Securities for Trading:
               Gains (losses) on sales            $   (46,277)      $   244,473
               Unrealized gains (losses)               34,766           187,100
                                                  -----------       -----------
           Total trading gains (losses)               (11,511)          431,573

           Securities Available for Sale:
               Gains (losses) on sales                 23,950            11,561
                                                  -----------       -----------
           Total gains on securities              $    12,439       $   443,134
                                                  ===========       ===========

      Securities held to maturity and available for sale are as follows:

                                                                                    1996

                                                                            Gross            Gross         Estimated
                                                           Amortized     Unrealized       Unrealized         Fair
                                                             Cost           Gains           Losses           Value

           Held to Maturity:
               Bonds and Notes                         $    2,000,536    $         -    $     7,012     $   1,993,524
           Available for Sale:
               Common stocks                                1,093,463        434,653        348,740         1,179,376
               Preferred stocks                               176,666          2,162          2,828           176,000
                                                       --------------    -----------    -----------     -------------
           Total                                       $    3,270,665    $   436,815    $   358,580     $   3,348,900
                                                       ==============    ===========    ===========     =============



                                                                                    1995

           Available for Sale:
               Common stocks                            $     401,951    $    16,800    $   108,803      $    309,948
                                                        =============    ===========    ===========      ============



      There were no investments classified as held to maturity and no available for sale preferred stock at June 30, 1995.

      Proceeds from sales of investments available for sale were $227,689 and $62,912 in 1996 and 1995, respectively. Gross gains of $26,271 and $4,561 were realized on sales in 1996 and 1995, respectively. Gross losses of $4,730 were realized in 1996, no gross losses were realized in 1995.

      The contractual maturities of bonds and notes as of June 30, 1996 are as follows:


                                                        Amortized           Market
                                                          Cost               Value

           Due in 1 year or less                      $     357,035    $      356,772
           Due after 1 year through 5 years               1,042,346         1,040,084
           Due after 5 years through 10 years               601,155           596,668
                                                      -------------    --------------
                                                      $   2,000,536    $    1,993,524
                                                      =============    ==============

      Venture Capital Investments

      The $681,569 investment in a television marketing company at June 30, 1995, included stock valued at $125,000 received for consulting services provided by the Company. In addition to this investment, a limited partnership in which the Company is a general partner has invested $360,000 in the marketing company. The marketing company has transferred certain of its operations to a new company, which is currently being capitalized. The Company has received shares of stock in the newly formed company. Due to the uncertainty surrounding the newly formed company and the inability to determine the recoverability of the investment, the Company has written off the entire investment at June 30, 1996.

      Additionally, during fiscal year 1996, the Company provided loans and venture capital to several start up companies. Due to the uncertainty of the ability of these companies to become operational and the inability to determine the recoverability of the investments, the Company has written down these investments at June 30, 1996. Total write-downs of these investments in the fourth quarter of 1996 were $1,249,347. There were no write-downs in fiscal year ended 1995. Included in the write-down amounts is a $450,000 addition to a reserve for loan loss. There were no amounts in the reserve at June 30, 1995.

      The Company owned a 21% interest in Unity Telephone Company, which had two wholly-owned subsidiaries: Unitel for its telephone operations and Unicel for its cellular operations. In January 1994, Unity Telephone was merged into InterCel. Prior to the merger, Unity Telephone spun off Unitel to its stockholders in a taxable transaction. The Company received Unitel stock with an appraised value of $642,720, of which $165,568 was estimated to be an ordinary dividend distribution and $477,152 was estimated to be a return of capital distribution. In addition, Firstmark received $367,071 in a cash distribution paid by InterCel to offset the Company's income taxes payable to the transaction. The cash distribution was also considered to be a return of capital dividend to the recipients.

      Receipt of the InterCel shares in the merger were not recorded because of an outstanding option on the Company's Unity holdings. The Unitel investment was accounted for on the cost method because the Company does not exert significant influence over the operations of Unitel. On July 21, 1995, the Company and the option holder reached an agreement in which Firstmark will transfer its Unitel stock and a majority of the InterCel shares received in exchange for cash and Firstmark stock owned by the option holder. The Company retained 57,236 shares of InterCel stock and will also retain up to 29,614 shares of InterCel stock that may be released from an acquisitions escrow account in March 1997. The Company reported a gain of $648,708 as a result of the agreement in July 1995 and will report an additional gain in March 1997 when the escrow distribution occurs.


      Real Estate Investments

      Real estate investments include seasonal cottages, lots that are located on or near Maine lakes, a residential lot in Maine, and ocean side lots in Nova Scotia. These properties are being marketed or developed for marketing. Timberland consists of one tract of timber that was fully harvested at June 30, 1995. In addition, the Company has three subdivided lots of approximately two acres each and approximately 84 acres of raw land in Clarke County, Virginia and a single family housing unit in Everett, Washington.

      The Cumberland Ledges investment is a 67% interest in Cumberland Ledges, a joint venture owning an undeveloped parcel of commercial real estate in Cumberland, Maine. The Falmouth Hills investment is a 50% general partnership interest in Falmouth Hills Limited Partnership, which owns approximately 200 acres of raw residential land in Falmouth, Maine.

      The Company periodically reevaluates its real estate investments and adjusts their values in conjunction with a plan to market them more aggressively. Total adjustments during 1996 amounted to $20,000 and are included in cost of real estate revenues. No adjustments were recorded in 1995.

4.    NOTES RECEIVABLES

      The Company provides financing on certain real estate sales after making an appropriate determination of the creditworthiness of the buyer. Property sold is utilized as collateral and would be repossessed and resold by the Company in the event of default. In addition, the Company makes certain business and accommodation loans to its customers and others. These loans are secured by real estate, insurance policies, and other assets of the borrower to the extent deemed necessary by the Company. Most of the Company's loans are due from customers residing in Maine.

      The following is a summary of notes receivable:

                                                       1996            1995

           Real estate mortgage loans              $    86,183      $    86,889
           Business loans                              178,560          211,245
                                                   -----------      -----------

                                                       264,743          298,134
           Less reserve for loan losses                (45,000)         (30,000)
                                                   -----------      -----------

                                                   $   219,743      $   268,134
                                                   ===========      ===========

      The following is a summary of activity in the reserve for losses on notes receivable:

                                                                1996           1995

           Balance, beginning                             $     30,000     $    130,000
           Additions to reserve charged to expense              15,000           22,296
           Loans charged off                                         -         (122,296)
                                                          ------------     ------------

           Balance, ending                                $     45,000     $     30,000
                                                          ============     ============


5.    PROPERTY AND EQUIPMENT

      The following is a summary of property, plant and equipment owned:

                                                                     1996           1995

           Land and land improvements                          $     195,339     $   126,839
           Building                                                  360,950               -
           Furniture, fixtures, and equipment                      1,634,661         180,778
           Leasehold improvements                                    165,088               -
           Property under capital lease                              158,083               -
           Automobiles                                                12,994               -
                                                               -------------     -----------
                                                                   2,527,115         307,617
           Less accumulated depreciation                           1,396,543         151,056
                                                               -------------     -----------
           Total property, plant and equipment                 $   1,130,572     $   156,561
                                                               =============     ===========

      Depreciation and amortization charged to operations was $42,220 and $29,707 for the years ended June 30, 1996 and 1995, respectively.


6.    BORROWINGS

                                                                                        1996              1995
           The convertible  notes  payable  are due  April  1,  1997  and  carry interest at 8%. The notes are  convertible  into common  stock of the Company at $5.00 per share. In addition,  the Company has the
               right to call the notes at par value plus 5% call premium.           $   1,035,000    $    1,035,000

           Equity Line of Credit  (assumed as part of  movement of an  employee)
               secured by a second deed of trust on a single family  residential housing  unit  in  Everett,  Washington,  monthly  principal  and
               interest payments (interest at prime plus 3%)                               16,877                 -


                                      -15-


                                                                                        1996              1995

           Mortgage loan (assumed as part of movement of an employee) secured by a first deed of trust on a single family residential housing unit in Everett,  Washington,  monthly principal and interest payments
               (interest at 6.1%) final payment due December 2022                         175,601                 -

           BankLine of Credit,  unsecured,  interest only payments,  balance due
               April 1997 (interest at the 30 Day LIBOR Rate plus 2% as of the
               first business day of each month)                                          400,000                 -

           Advance from shareholder, unsecured, interest only
               payments, balance due January 1997 (interest at
               prime plus 1%)                                                             100,000                 -

           Capital lease obligation                                                       158,083                 -
                                                                                    -------------    --------------

           Total borrowings                                                         $   1,885,561    $    1,035,000
                                                                                    =============    ==============


      In June, the Company entered into lease agreements for certain office equipment which, in accordance with generally accepted accounting principles, has been accounted for as a capital lease. As a result, the present value of future minimum lease payments under these leases has been recorded as property under capital leases, in the amount of $158,083. The corresponding liabilities have been recorded as obligations under capital leases.

      The future minimum lease payments under the capital leases as of June 30, 1996 are as follows:


           1997                                                   $    61,236
           1998                                                        61,236
           1999                                                        61,236
                                                                  -----------
           Total lease payments                                       183,708
           Less:  Amount representing interest                         25,625
                                                                  -----------
           Present value of future minimum lease payments         $   158,083
                                                                  ===========

7.    INCOME TAXES

      The following is a summary of income tax expense (benefit):

                                             Current         Deferred          Total

           1996
           Federal                        $    (5,589)    $   (247,200)    $   (252,789)
           State                                  (53)         (29,083)         (29,136)
                                          -----------     ------------     ------------

                                          $    (5,642)    $   (276,283)    $   (281,925)
                                          ===========     ============     ============

           1995
           Federal                        $   166,000     $     72,000     $    238,000
           State                               42,000           24,000           66,000
                                          -----------     ------------     ------------

                                          $   208,000     $     96,000     $    304,000
                                          ===========     ============     ============


      The actual tax expense differs form the expected tax (computed at the U.S. federal corporate tax rate of 34.0% applied to earnings before income taxes) for the following reasons:

                                                                        1996             1995

           Expected tax expense (benefit)                          $   (256,893)      $   262,444
           State income taxes, net of federal taxes                     (30,233)           43,560
           Nondeductible goodwill amortization                                              1,765
           Dividend deduction for corporations                                             (3,487)
           Other                                                          5,201              (282)
                                                                   ------------       -----------

                                                                   $   (281,925)      $   304,000
                                                                   ============       ===========


      The tax effects of each type of significant items that give rise to deferred taxes are:

                                                                           1996             1995


           Deferred Tax Asset:
               Allowance for loan losses                              $    240,324       $   10,000
               Unrealized loss on investments                                    -           72,000
               IBNR reserve                                                221,288                -
               Net unrealized loss on real estate                          106,588                -
               NOL carry forward                                           225,602                -
               Other                                                        35,789           (2,000)
                                                                       -----------       ----------

               Deferred tax asset                                          829,591           80,000
                                                                       -----------       ----------


                                                                                           1996             1995

           Deferred Tax Liability:
               Net unrealized gain on securities available for sale                         35,874                -
               Premium reserve                                                             684,244                -
               Purchase accounting adjustments                                             136,243                -
               Depreciation                                                                 58,020                -
               Other                                                                        17,436                -
                                                                                     -------------       ----------

               Deferred tax liability                                                      931,817                -
                                                                                      ------------       ----------

           Net Deferred Tax Asset (Liability)                                         $   (102,226)      $   80,000
                                                                                      ============       ==========


      At June 30, 1996, the Company has net operating loss carryforwards totaling $663,532 related to the acquisition of Southern Capital which will be utilized by that subsidiary, subject to certain tax law limitations. The Company expects to utilize these carryforwards prior to their expiration dates and, accordingly, has recorded a deferred tax asset of $225,600 for the amount of these carryforwards.

8.    RELATED PARTY TRANSACTIONS

      Related party balances include receivables and advances from related parties arising in the normal course of business. Interest at the current rate is charged on notes, and no interest is charged on advances. Notes receivable are substantially secured by real estate mortgages.

                                                                        1996            1995
           Interest bearing notes:
               Officers                                             $    25,000     $         -
               Employees and independent agents                          97,123         100,145
               Others                                                    87,812         210,193
                                                                    -----------     -----------

                                                                    $   209,935     $   310,338
                                                                    ===========     ===========

           Advances to related parties:
               Limited partnerships in operation                    $    50,505     $         -
               Limited partnerships being formed                              -         361,504
               Other advances to employees and officers                   2,611          62,665
                                                                    -----------     -----------

                                                                    $    53,116     $   424,169
                                                                    ===========     ===========

           Advances from related parties:
               Advance from shareholder                             $   100,000     $         -
                                                                    ===========     ==========


      The Company is the general partner in Firstmark Vacationland Partners, a limited partnership that purchases, develops, and sells vacation property. Noninterest bearing advances to Vacationland amounted to $1,000 at June 30, 1996.

      The Company is the general partner in Venture One Limited Partnership, a venture capital fund formed in 1995. The Company received management fees from the partnership in the amount of $26,700 in 1996. As of June 30, 1996 and 1995, the Company had advances outstanding of $28,625 and $361,000, respectively.

      The Company is also the general partner in Equity First Limited Partnership, an equity fund formed in 1995. The Company received management fees from the partnership in the amount of $26,250 in 1996. As of June 30, 1996, the Company had advances outstanding of $20,880.

9.    CASH FLOW INFORMATION

      The   following  is  a  summary  of  noncash   investment   and  financing
      transactions:

                                                             1996             1995

           Stock issued for business acquisition       $   8,750,000       $         -
           Purchase of client list for note                        -           100,000


      The following non-cash revenues and expenses are included as adjustments to reconcile net income (loss) to net cash provided by operating activities:

                                                                       1996             1995

           Stock issued for consulting services                   $    211,539       $         -
           Stock received for consulting services                      145,550           125,000
           Commissions paid in securities                               33,743                 -
           Gain on settlement of Unitel spin off                       300,000                 -
               (treasury stock received)


      Cash paid for interest and income taxes is as follows:

                                                                     1996             1995

           Interest                                              $    85,000       $    87,000
                                                                 ===========       ===========

           Income taxes                                          $   282,000       $   220,850
                                                                 ===========       ===========


10.   PREFERRED STOCK - SERIES A

      At June 30, 1996, the Company had 57,000 shares of Series A Preferred Stock outstanding. Each Series A share was issued with ten attached warrants which allow for the purchase of common stock at $6.00 per share within three years. The stock pays dividends at a 6% rate ($2.40 per share) and is convertible into ten shares of common stock at $4.00 per share.

11.   COMMITMENTS

      The Company leases the majority of its offices and certain equipment under noncancellable operating lease agreements. In addition the Company leases its administrative offices in Waterville, Maine from a company controlled by corporate officers and key people affiliated with the Company. The facility is rented under a noncancelable operating lease expiring in 2003. The lease calls for rent at $3,665 per month, of which a portion is subleased. In addition, the Company rents its Portland, Maine office space for $2,300 per month under a month to month operating lease from an officer of the Company. Future minimum lease payments under these lease agreements are as follows as of June 30, 1996:


           1997                                                  $     367,913
           1998                                                        329,992
           1999                                                        114,459
           2000                                                        112,773
           2001                                                        115,882
           Thereafter                                                  214,740
                                                                 -------------

           Total future minimum lease payments                   $   1,255,759
                                                                 =============



      Total rental expense under noncancellable operating leases approximated $107,000 for 1996 and $67,000 for 1995.

12.   RETIREMENT PLAN

      The Company has 401(k) profit sharing plans (the "Plans") covering employees who meet the participation requirements outlined in the Plans. The Company's contribution aggregated $8,608 and $1,163 for the years ended June 30, 1996 and 1995, respectively. Contributions to the Plans are made based on a matching percentage of employee contributions as designated in the Plans.

13.   REGULATORY REQUIREMENTS

      The Company's title insurance subsidiary, Southern Title Insurance Corp ("Southern Title"), is subject to a $4,000,000 minimum level of capital and surplus, at December 31, 1995, as required by statutes of the states in which it is authorized to do business. Southern Title is also subject to regulations under which the payment of certain dividends requires the prior approval of applicable insurance regulatory authorities. At June 30, 1996, Southern Title exceeded all minimum statutory capital requirements.

      The maximum amount of dividends which can be paid by insurers domiciled in the Commonwealth of Virginia without prior approval of the Insurance Commissioner is subject to restrictions relating to statutory surplus. As required by State Statute, Southern's statutory surplus at December 31, 1995 was $4,329,573. In accordance with these restrictions, $329,573 is available for dividends subject to the broad discretionary powers of insurance regulatory authorities to further limit dividend payments of insurance companies.

      At June 30, 1996, investments and certificates of deposits with a book value of $908,654 were either on deposit with various regulatory authorities or held by Southern in accordance with statutory requirements for the protection of its policyholders.

14.   STATUTORY FINANCIAL INFORMATION

      The accompanying consolidated financial statements have been prepared in accordance with generally accepted accounting principles ("GAAP"), which differ in some respects from the statutory accounting requirements for reporting in Southern Title's annual statements filed with insurance regulatory authorities. Reconciliations of net income and stockholder's equity as reported to the insurance regulatory authorities to that reported in the accompanying consolidated financial statements are as follows for the year ended June 30, 1996:

                                                                                   Net
                                                                                 Income           Stockholders'
                                                                                 (Loss)              Equity

           Balances - Firstmark Consolidated - GAAP basis                    $   (615,243)       $   5,017,805

           Adjustments:
                Losses and stockholders' deficit of companies
                    not included in statutory reporting                           629,772            2,258,144
                                                                              -----------        -------------

           Balances - Southern Title - GAAP basis                                  14,529            7,275,949

           Adjustments:
                Statutory reserves                                                 59,806           (2,446,041)
                Restored non-admitted assets                                            -           (1,314,568)

                IBNR reserve                                                      (47,918)             656,532
                Deferred income taxes                                              (6,899)             149,738
                                                                              -----------        -------------

           Balances - Southern Title - statutory basis                       $     19,518        $   4,321,610
                                                                             ============        =============


15.   LIABILITY FOR UNPAID CLAIMS AND CLAIMS ADJUSTMENT EXPENSES

      Activity in the liability for unpaid known claims and claim adjustment expense is summarized as follows:



           Acquired balance at June 7, 1996                                           $   971,832
               Less reinsurance recoverables                                               20,205
                                                                                      -----------

           Net acquired balance at June 7, 1996                                           951,627
           Incurred related to:
               Current year                                                                35,807
               Prior years                                                                (22,222)
                                                                                      -----------

           Total incurred                                                                  13,585
                                                                                      -----------
           Paid net of recoveries related to:
               Current year                                                                 3,320
               Prior years                                                                 37,343
                                                                                      -----------

           Total paid                                                                      40,663
                                                                                      -----------

           Net balance at June 30, 1996                                                   924,549
               Plus reinsurance recoverables                                               20,205
                                                                                      -----------

           Balance at June 30, 1996                                                   $   944,754
                                                                                      ===========


      As a result of changes in estimates of insured events in prior years, the provision for claims and claim adjustment expense decreased by $22,222 in 1996.

      State insurance regulations require an insurer to obtain reinsurance to limit the primary insurer's coverage. The Company has elected reinsurance limits lower than the State requirements. Although the ceding of insurance does not discharge an insurer from its primary liability to an insured, the reinsuring company assumes the related liability and, accordingly, the ceding company's liabilities do not include amounts for reinsured exposure. Reinsurance expected to be recovered on claims filed was $20,205 as of June 30, 1996.

      The effect of reinsurance on premiums earned is as follows:


           Premiums assessed against policyholders        $   804,156
           Reinsurance ceded                                   (1,121)
                                                          -----------

           Net Premium Earned                             $   803,035
                                                          ===========


      The Company evaluates the financial condition of its reinsurer and monitors concentrations of credit risk arising from similar geographic regions, activities, or economic characteristics of the reinsurer to minimize its exposure to significant losses for reinsurance insolvencies.

16.   DISCLOSURES CONCERNING THE FAIR VALUE OF FINANCIAL INSTRUMENTS

      The following disclosure of the estimated fair value of financial instruments is made in accordance with the requirements of SFAS No. 107, "Disclosures about Fair Value of Financial Instruments." The estimated fair value amounts have been determined based on available market information and appropriate valuation methodologies. However, considerable judgment is required to interpret market data to develop the estimates of fair value. Accordingly, the estimates presented herein are not necessarily indicative of the amounts the Company could realize in a current market exchange. The use of different market assumptions and/or estimation methodologies may have a material effect on the estimated fair value amounts.

      The following methods and assumptions were used to estimate the fair value of each class of financial instruments for which it is practicable to estimate that value:

      Cash and Short-Term Investments - The nature of these instruments and their relatively short maturities provides for the reporting of fair value equal to the historical cost.

      Accounts and Accounts Payable - The nature of these instruments and their relatively short maturities provides for the reporting of fair value equal to the historical cost.

      Investment Securities - The fair value of investment securities is based on quoted market prices. The fair value of the Company's investment securities is disclosed in Note 3 of these financial statements.

      Venture Capital Investments - The fair values of some of the venture capital investments are estimated primarily on the most recent rounds of financing and securities transactions and to a lesser extent, on other pertinent information, including financial condition and operations. For other investments for which there are no quoted market prices, a reasonable estimate of fair value could not be made without incurring excessive costs. The investments are carried at the lower of cost or estimated net realizable value.

      Real Estate and Other Investments - The carrying amount is a reasonable estimate of the fair value.

      Notes Receivable - The fair value of the Company's notes receivable is estimated based on the current rates offered for similar issuances.

      Convertible Notes Payable and Other Borrowings - The fair value of the Company's convertible notes payable and other borrowings is estimated based on the current rates available to the Company for debt of similar terms and remaining maturities. At June 30, 1996, fair value approximates carrying value.

      The estimated fair values of the Company's financial instruments are as follows:


                                                                                               1996
                                                                                   Carrying             Fair
                                                                                    Amount              Value

           Venture Capital investments for which it is:
               Practicable to estimate fair value                               $   1,850,676      $   2,360,675
               Not practicable                                                        235,411                  -
           Notes receivable                                                           429,678            392,420
                                                                                -------------      -------------

                                                                                $   2,515,765      $   2,753,095
                                                                                =============      =============


17.   INDUSTRY SEGMENT INFORMATION

      The following summarizes the Company's operating results and certain other financial information by industry segment. The real estate and timber segment includes the Company's real estate, timber operations, and construction throughout 1993. The financial services segment includes insurance consulting and marketing, investment advisory services, financial planning, management consulting and venture capital services. Financial services also includes the Company's investments in marketable securities, loans, and cash and other investments. Interest income is included in financial services, and interest expense on the convertible notes is included in Corporate.

                                                                                      1996                1995

           Revenues:
               Financial Services                                                $    1,687,170      $    1,706,909
               Venture Capital                                                          863,435           1,347,544
               Title Insurance                                                          848,295                   -
                                                                                 --------------      --------------

                                                                                      3,398,900           3,054,453
                                                                                 --------------      --------------

           Earning (losses) before income taxes:
               Financial Services                                                       (70,400)            302,467
               Venture Capital                                                         (711,646)            469,428
               Title Insurance                                                           26,478                   -
                                                                                 --------------      --------------

                                                                                       (755,568)            771,895
                                                                                 --------------      --------------

           Identifiable assets:
               Financial Services                                                     1,290,461           5,981,884
               Venture Capital                                                        4,918,428           1,346,229
               Title Insurance                                                       11,743,168                   -
                                                                                 --------------      --------------

                                                                                 $   17,952,057      $    7,328,113
                                                                                 ==============      ==============

18.   RESTATEMENT

      Subsequent to the issuance of the 1996 consolidated financial statements, management determined that the mandatorily redeemable preferred stock issued in connection with the acquisition of Southern Capital Corp (see
      Note 3) should be presented outside of stockholders' equity. Accordingly, the Company's 1996 consolidated balance sheet and statement of stockholders' equity have been restated to reflect such reclassification of redeemable preferred stock. A summary of the effects of the restatement is as follows:


                                                                                  As Previously             As
                                                                                    Reported             Restated

           Mandatorily redeemable preferred stock                                $            -      $    8,750,000
           Total stockholders' equity                                                13,767,805           5,017,805


19.   SUBSEQUENT EVENTS (UNAUDITED)

      As of January 15, 1997, the Company has reached agreements in principle with its President and its Chief Financial Officer for a series of transactions whereby, the Company will transfer the stock of three subsidiaries; Firstmark Capital Corp., Firm Investment Corp. and Firstmark Properties, to the Chief Financial Officer. At the time of transfers, it is anticipated that the three subsidiaries' total net assets will be approximately $150,000, representing three percent of the Company's net assets at September 30, 1996. The Chief Financial Officer will resign her position, but continue to serve the Company as a consultant until July 1997. She will receive $30,000 for her services as a consultant and will be compensated if holders of $500,000 or more of the Company's convertible notes payable agree to extend the maturity of such notes. The President will resign his position, but will continue to serve as a consultant for one year and will receive $90,000.

      As a result of the above, the Company expects to be released from several obligations. First, in connection with the transfer of the stock of the
      subsidiaries   Firstmark   Capital   Corp.   will  assume  the  Company's
      obligations under the lease for the Company's principal office in Waterville, Maine. Currently, the rent under this lease, which terminates on December 31, 2003, is approximately $43,980 per year. In addition, the President and the Chief Financial Officer will cancel their three-year employment agreements with the Company whereby they were entitled to receive base compensation of $120,000 per year and additional compensation based on any fees or commissions that they generated as employees of the Company.



                                   * * * * * *